UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report September 26, 2014

CH2M HILL Companies, Ltd.

(Exact name of registrant as specified in its charter)

Commission File Number 000-27261

Delaware	93-0549963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

9191 South Jamaica Street,
Englewood, CO	80112-5946
(Address of principal executive offices)	(Zip Code)

(303) 771-0900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

CH2M HILL Internal Market Trade on September 26, 2014

As previously announced, CH2M HILL’s internal market trade date is September 26, 2014.  CH2M HILL’s Board of Directors and management met to determine the amount to be allocated by CH2M HILL to repurchase shares to balance the internal market on that date.  The Board and management evaluated the most prudent course of action at this time in light of CH2M HILL’s operating results and cash flow in recent periods, combined with the potential for additional operating challenges that could adversely affect CH2M HILL’s results of operations and financial condition in the second half of 2014. As a result of these factors, CH2M HILL allocated $10.7 million towards clearing the internal market on September 26, at the $60.20 per share stock price in effect at this time.    Based on the proration methodology described in CH2M HILL’s Form 8-K dated August 15, 2014, each seller who placed a sell order for 489 or fewer shares was able to sell all of those shares in this trade.  For each seller who placed an order to sell more than 489 shares, the seller was able to sell 489 shares.

For an explanation of the factors and values used by the CH2M HILL Board of Directors in setting the price of the common stock and in making the determination whether to participate in the internal market by purchasing shares of common stock in order to offset, or partially offset, an excess of sell orders over buy orders, see the section titled “INTERNAL MARKET INFORMATION — Stock Price Determined by Board of Directors” in the CH2M HILL prospectus dated March 23, 2010, as amended by the Current Report on Form 8-K filed with the United States Securities and Exchange Commission on August 15, 2014, which can be found at http://www.sec.gov or by calling CH2M HILL at (303) 771-0900. For an explanation of CH2M HILL’s historical financial performance, see CH2M HILL’s financial information included in CH2M HILL’s annual and quarterly reports filed with the SEC, which may be accessed at http://www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, CH2M HILL has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

Date: September 26, 2014	By:	/s/ Gary L. McArthur
Gary L. McArthur Executive Vice President & Chief Financial Officer